Exhibit 21

We conduct our operations in China through our wholly owned subsidiaries Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co. Ltd., Henan Yuxing Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd., Guizhou Southeast Prefecture, GengSheng Shunda New Materials Co., Ltd, and through our majority owned subsidiary, Henan GengSheng High-Temperature Materials Co., Ltd., .

The following chart reflects our organizational structure as of the date of this report.